Exhibit 99.1

400 Centre Street, Newton, MA 02458-2076

tel: (617) 796-8350 fax: (617) 796-8349

FOR IMMEDIATE RELEASE	Contact:
Timothy A. Bonang, Manager of Investor Relations
(617) 796-8149
www.snhreit.com

Senior Housing Properties Trust Announces Sale of Three Properties and

Amendment of Certain Leases

Newton, MA (July 2, 2008).  Senior Housing Properties Trust (NYSE: SNH) today announced the sale of three properties to Five Star Quality Care, Inc. (AMEX: FVE) for approximately $21.4 million and the amendment of certain leases.

In 2003, SNH purchased 10 assisted living facilities (873 units) located in Pennsylvania and New Jersey for approximately $87.6 million.  Simultaneously with this purchase, these facilities were leased to NewSeasons Assisted Living Communities, Inc. (“NewSeasons”) for an initial lease term ending in 2017 at an initial rent of approximately $8.0 million/year increasing annually during the lease term (average rent of approximately $9.3 million/year).  At the time this lease was entered, NewSeasons was an indirect majority owned subsidiary of Independence Blue Cross (“IBC”), a Philadelphia based health insurance provider, and IBC guaranteed NewSeasons’ lease obligations.  NewSeasons and IBC have determined to exit the assisted living business.  As a consequence of this decision, SNH, FVE, NewSeasons and IBC have had negotiations and entered into several agreements, as follows:

•                  FVE will assume the NewSeasons and IBC lease obligations to SNH.  In consideration for this lease assumption, NewSeasons will pay FVE  $10 million in cash and transfer

A Maryland Real Estate Investment Trust with transferable shares of beneficial interest listed on the New York Stock Exchange. No shareholder, Trustee or officer is personally liable for any act or obligation of the Trust.

title to certain personal property at the leased communities which had been owned by NewSeasons.

•                  Simultaneously with its assumption of the NewSeasons lease, FVE will purchase three of the properties (259 living units) for approximately $21.4 million.

•                  The rent payable by FVE for the seven facilities which SNH will continue to own will be approximately $7.6 million per annum, and this amount will not increase during the remaining lease term.  The unpaid rent which SNH had accrued under the historically increasing rent arrangements between SNH and NewSeasons will be paid in part by delivery of title to certain personal property to SNH which was previously owned by NewSeasons and partly in cash.

David J. Hegarty, President of SNH, commented on this transaction as follows:

“SNH was pleased to have had NewSeasons as its tenant for the past five years, but we understand that business plans of large companies may change.  We expect that Five Star will be able to maintain and improve the services available at these high quality properties.  SNH does not expect this transaction to materially impact SNH’s financial results, although SNH may realize a small capital gain from the sale of three properties previously included in the NewSeasons lease.”

SNH also announced the amendment of its historical leases with FVE as follows:

•                  Until June 30, 2008, SNH and FVE had three principal combination leases: (i) one lease for 133 communities (11,036 living units) expiring in 2020, including 1,404 independent living apartments, 5,351 assisted living units, and 4,281 skilled nursing beds; (ii) a second lease for 30 large communities (7,275 living units) expiring in 2017, including 3,977 independent living apartments, 1,485 assisted living units and 1,813 skilled nursing beds; and (iii) a third lease for two rehabilitation hospital (364 beds) expiring in 2026.

•                  After completion of the transaction for the former NewSeasons facilities, the leases with FVE have been realigned and now there will be four combination leases: (a) one lease for 100 facilities (8,600 living units) expiring in 2022, including 1,357 independent living apartments, 4,691 assisted living units and 2,552 skilled nursing beds; (b) a second lease for 32 facilities (7,639 living units) expiring in 2026, including 364 rehabilitation hospital beds, 3,977 independent living apartments, 1,485 assisted living units and 1,813 skilled nursing beds; (c) a third lease for 33 facilities (2,436 living units) expiring in 2024, including 47 independent living units, 660 assisted living units and 1,729 skilled nursing beds; and (d) a fourth lease for the seven assisted living facilities with 614 living units formerly operated by NewSeasons expiring in 2017.

•                  The rent payable by FVE to SNH will be unchanged as a result of this lease realignment; and the increased rent payable, if and as SNH purchases improvements to the leased properties, will be set at the greater of:  (i) 8% per annum, or (ii) the 10 year Treasury rate plus 300 basis points.

Senior Housing Properties Trust is a real estate investment trust which owns independent and assisted living communities, nursing homes, rehabilitation hospitals, wellness centers and medical office buildings throughout the United States.  SNH is headquartered in Newton, MA.

WARNING REGARDING FORWARD LOOKING STATEMENTS

THIS PRESS RELEASE CONTAINS FORWARD LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 AND THE FEDERAL SECURITIES LAWS.  THESE FORWARD LOOKING STATEMENTS ARE BASED ON SNH’S CURRENT BELIEFS AND EXPECTATIONS, BUT THEY ARE NOT GUARANTEED TO OCCUR AND THEY MAY NOT OCCUR.  FOR EXAMPLE:

•                  THE PAYMENT AMOUNTS FROM NEWSEASONS TO FVE AND FROM FVE TO SNH INCLUDE IN KIND PAYMENTS IN THE FORM OF TITLE TO CERTAIN PERSONAL PROPERTY PREVIOUSLY OWNED BY NEWSEASONS.  THESE AMOUNTS HAVE BEEN ESTABLISHED BY NEGOTIATION.  HOWEVER, GENERALLY ACCEPTED ACCOUNTING PRINCIPLES MAY REQUIRE THAT THE VALUE OF THIS PERSONAL PROPERTY BE RECORDED AT A DIFFERENT AMOUNT DETERMINED BY APPRAISAL OR OTHERWISE.  APPRAISALS OF THE PERSONAL PROPERTY BEING TRANSFERRED BY NEWSEASONS TO FVE AND OF THE PERSONAL PROPERTY BEING TRANSFERRED BY FVE TO SNH

ARE CURRENTLY UNDERWAY AND SNH CANNOT PROVIDE ANY ASSURANCE REGARDING THE OUTCOME OF THESE APPRAISALS NOR THEIR IMPACT UPON THE ACCOUNTING FOR THIS TRANSACTION BY FVE OR SNH.

•                  THE PURCHASE PRICE FOR THE THREE PROPERTIES BEING ACQUIRED BY FVE FROM SNH AND THE REVISED RENT FOR THE SEVEN PROPERTIES PAYABLE BY FVE TO SNH HAVE BEEN NEGOTIATED BETWEEN FVE AND SNH AND APPROVED BY THE INDEPENDENT DIRECTORS OF FVE AND THE INDEPENDENT TRUSTEES OF SNH.  HOWEVER, THESE AMOUNTS ARE SUBJECT TO RENEGOTIATION BY EITHER FVE OR SNH BASED UPON CONFIRMATORY APPRAISALS WHICH ARE CURRENTLY UNDERWAY.  ACCORDINGLY, THESE AMOUNTS MAY BE ADJUSTED.

•                  MR. HEGARTY’S STATEMENT THAT SNH EXPECTS FIVE STAR TO MAINTAIN AND IMPROVE THE OPERATIONS AT THE PROPERTIES FORMERLY OPERATED BY NEWSEASONS MAY BE TOO OPTIMISTIC.  IN FACT, FIVE STAR’S OPERATIONS OF THESE PROPERTIES MAY NOT MAINTAIN OR IMPROVE THESE OPERATIONS AND THESE OPERATIONS MAY DETERIORATE.

•                  MR. HEGARTY’S STATEMENT THAT SNH MAY REALIZE A SMALL CAPITAL GAIN FROM THE SALE OF THE THREE PROPERTIES ASSUMES THE SALE PRICE AS SET FORTH IN THIS PRESS RELEASE.  AS NOTED ABOVE IN THIS WARNING REGARDING FORWARD LOOKING STATEMENTS, THE SALE PRICE PAYABLE BY FVE TO SNH IS SUBJECT TO POSSIBLE ADJUSTMENT.  IF THE SALE PRICE IS ADJUSTED, SNH MAY NOT REALIZE ANY CAPITAL GAIN OR MAY REALIZE A LOSS FROM THIS SALE.

FOR THESE REASONS, AMONG OTHERS, INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE UPON FORWARD LOOKING STATEMENTS IN THIS PRESS RELEASE.

(end)